Exhibit 10.9

CONFIDENTIAL

WAIVER AND OPTION AGREEMENT

This Waiver and Option Agreement (this “Agreement”), dated as of May 8, 2015 (the “Effective Date”), is by and between Roivant Sciences Ltd., a Bermuda exempted company (“Roivant”), and Axovant Sciences Ltd. (formerly known as Roivant Neurosciences Ltd.), a Bermuda exempted company (“Axovant”).  Each of Roivant and Axovant may be referred to herein as a “Party” and together as the “Parties”.

WHEREAS

A.                                    Roivant and Axovant previously entered into that certain Information Sharing and Cooperation Agreement dated as of March 18, 2015 (the “Cooperation Agreement”);

B.                                    Pursuant to the Cooperation Agreement, Roivant has provided Axovant with an Offer Notice (as defined in the Cooperation Agreement) relating to opportunity to acquire from Arena Pharmaceuticals GmbH (“Arena”) certain rights to develop and market nelotanserin and related products (nelotanserin and such related products, the “Product” and such opportunity, the “Product Opportunity”), as further described in Exhibit A hereto;

C.                                    Axovant wishes to waive certain of its rights under the Cooperation Agreement with respect to the Product Opportunity, subject to the terms and conditions set forth herein; and

D.                                    Roivant wishes to grant to Axovant, and Axovant wishes to receive, an option to receive an assignment of any agreement that Roivant may enter into with Arena relating to the Product Opportunity, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Roivant and Axovant, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” means any Person, whether de jure or de facto, other than a Party, that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity, and any Person actually controlled by, controlling, or under common control with a Party; provided, however, for the purposes hereof, Axovant and any majority owned or controlled subsidiary of Axovant shall not be deemed to be an Affiliate of Roivant.

1.2                               “Development IP” means (a) all tangible and intangible scientific, technical, trade, financial or business information and materials, including compounds, compositions of matter, formulations, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any regulatory authority, product life cycle management strategies, knowledge, know how, skill, and experience, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and (b) all patents, copyrights, trademarks, moral rights, proprietary rights and/or industrial rights covering any item in subclause (a) above and all filings therefor, in each case, arising from the performance of the Development Program.

1.3                               “Development Program” means the program for the development of the Product in the Field to be agreed between Roivant and Arena pursuant to the Development Agreement (as defined in Section 3.1(a)), as may be modified pursuant to the Arena Agreement.

1.4                               “Field” means the prevention or treatment of any disease, state or condition in humans.

1.5                               “Person” means any individual, corporation, trust, estate, partnership, joint venture, company, association, governmental bureau or agency, or any other entity regardless of the type or nature thereof.

1.6                               “Reimbursable Costs” means (a) payments made by Roivant to Arena pursuant to the Arena Agreements, and (b) the fully-burdened cost incurred by Roivant and its Affiliates to conduct the Development Program. For purposes of this definition, the fully-burdened cost includes without limitation: (i) the costs of any materials used in conducting the Development Program; (ii) the salary, stock option plan or other similar plans, benefits (if any) (including without limitation, medical plans and 401(k) or other retirement plans), employment taxes (if any) of all Roivant’s or its Affiliates’ employees involved in conducting the Development Program; (iii) related overhead expenses (including without limitation cost of facilities and utilities costs, insurance, and the cost of all general support, operational and business services); (iv) any and all licensing fees paid or payable to third parties for any intellectual property necessary or useful for the conduct of the Development Program (provided that such intellectual property can be transferred or assigned to Axovant in connection with the assignment of the Arena Agreements (as defined below); and (v) any depreciation, amortization or other cost recovery for financial accounting purposes related to assets of Roivant or its Affiliates to the extent such assets are used in conducting the Development Program.

2.                                      OFFER NOTICE AND WAIVER

2.1                               Receipt of Offer Notice.  Axovant acknowledges and confirms that (a) it has received from Roivant the Offer Notice attached as Exhibit A hereto, and (b) the Product Opportunity described therein constitutes a Dementia Opportunity as defined in the Cooperation Agreement.

2.2                               Waiver.  Axovant hereby waives its right of first review described in Section 1.01 of the Cooperation Agreement solely with respect to the Product Opportunity, and confirms that it will not provide Roivant with an Acceptance Notice (as defined in the Cooperation Agreement) with respect to the Product Opportunity.

2.3                               Reservation of Rights.  Axovant expressly reserves its right of first review under the Cooperation Agreement with respect to all Dementia Opportunities other than the Product Opportunity.

3.                                      ARENA AGREEMENTS

3.1                               Development Agreement and Related Agreements.

(a)                                 Roivant will seek to enter into a development, marketing and supply agreement with Arena relating to the Product Opportunity (the “Development Agreement”).  Roivant will have no obligation to enter into the Development Agreement except on such terms and conditions as are acceptable to it in its sole and exclusive discretion.  Roivant may execute amendments, side letters and other agreements with Arena or its affiliate Arena Pharmaceuticals, Inc. relating to the Development Agreement as it sees fit in in its sole and exclusive discretion until such time as it receives the Exercise Notice (as defined below) (the Development Agreement, as may be amended, together with any such related side letters and agreements, the “Arena Agreements”).

(b)                                 Within ten (10) business days following the execution of the Development Agreement, Roivant will provide Axovant with a true, correct and legible copy of the Development Agreement.  If Roivant executes any amendments, side letters or other agreements with Arena or its affiliate Arena Pharmaceuticals, Inc. relating to the Development Agreement prior to the expiration of the Option Exercise Period, then within ten (10) business days following the execution of such document, Roivant will provide Axovant with a true, correct and legible copy of such document.

(c)                                  Following Roivant’s receipt of the Exercise Notice, Roivant will not enter into any amendment to the Development Agreement, nor any side letter or other agreement with Arena relating to the Development Agreement, without Axovant’s prior written consent.

3.2                               Covenant.  Subject to Section 3.3, unless and until the Option (as defined below) has terminated unexercised, Roivant will not grant to any Person any rights under the Arena Agreements or with respect to the Product, whether by assignment, transfer, license, sublicense or otherwise, except with Axovant’s express prior written consent.  Notwithstanding the foregoing, Roivant may grant a non-exclusive sublicense under such rights to contractors performing work under the Development Program solely to conduct such work, without such consent from Axovant, provided that the agreement between Roivant and such contractor under which such work is performed can be assigned to Axovant without such contractor’s consent in connection with Axovant’s exercise of the Option.

3.3                               Right of First Refusal.  Unless and until the Option (as defined below) has terminated unexercised, Axovant will have a right of first refusal as follows:  Roivant will not grant to any Person any rights under the Arena Agreements, whether by assignment, transfer, license, sublicense or otherwise, until Roivant has first provided to Axovant a reasonably detailed set of written terms upon which Roivant would be willing to grant such rights (the “Roivant Notice”).  If Axovant notifies Roivant in writing within thirty (30) days of Axovant’s receipt of such notice that Axovant is interested in acquiring such rights (the “Axovant Notice”), then the Parties will negotiate in good faith a definitive agreement to grant Axovant such rights on such terms.  If Axovant does not notify Roivant within thirty (30) days of Axovant’s receipt of the Roivant Notice that it wishes to negotiate the agreement described in the Roivant Notice, or if the Parties fail to execute a definitive agreement for such rights within sixty (60) days of the Axovant Notice (the later of such applicable date referred to as the “RoFR Expiration Date”), then Roivant may grant such rights to a third party, provided that (i) the terms on which Roivant grants such rights to such third party are not more favorable to such third party than the terms last offered to Axovant in writing by Roivant and (ii) the definitive binding agreement(s) with respect to the grant of such rights to the third party is entered into no later than sixty (60) days of the RoFR Expiration Date.  Notwithstanding the foregoing, Roivant may grant a non-exclusive sublicense under such rights to contractors performing work under the Development Program solely to conduct such work without triggering the right of first refusal set forth in this Section, provided that the agreement between Roivant and such contractor under which such work is performed can be assigned to Axovant without such contractor’s consent in connection with Axovant’s exercise of the Option.

4.                                      OPTION

4.1                               Grant of Option.  Roivant hereby grants to Axovant an option to receive an assignment and assume all of Roivant’s right, title and interest in and to the Arena Agreements, the Product and the Development Program (the “Option”), subject to the terms and conditions of this Article 4.

4.2                               Option Exercise Period.  The Option Exercise Period will commence upon the earlier of: (a) three (3) months following the closing of Axovant’s initial public offering and (b) six (6) months following the effective date of the Development Agreement.  The Option Exercise Period will expire upon the earlier of: (x) eighteen (18) months following the closing of Axovant’s initial public offering and (b) twenty-one (21) months following the effective date of the Development Agreement.

4.3                               Option Exercise.  Axovant may exercise the Option at any time during the Option Exercise Period by providing Roivant written notice of exercise (the “Exercise Notice”).

4.4                               Termination of Option.  If Roivant does not receive the Exercise Notice prior to the expiration of Option Exercise Period, then the Option will terminate and Roivant will have no further obligation to Axovant with respect to the Product or the Arena Agreements.

4.5                               Effect of Option Exercise.

(a)                                 Statement of Reimbursable Costs; Other Information.  Within ten (10) days of Roivant’s receipt of the Exercise Notice, Roivant will provide Axovant with (i) a statement of all Reimbursable Costs incurred to date and all further Reimbursable Costs reasonably anticipated by Roivant to be incurred prior to the completion of the transfer of the Development Program to Axovant, together with any supporting documentation reasonably requested by Axovant, and (ii) to the extent that any documents or information described in Section 4.6(a) or (b) exists but has not yet been provided to Axovant, such documents and information.

(b)                                 Assignment of Arena Agreements.  Within ten (10) days of Roivant’s provision of the documents and information described in subsection (a) above, Roivant will assign to Axovant all of Roivant’s right, title and interest in and to the Arena Agreements, unless Axovant provides written notice to Roivant that it will not accept the assignment.  If Axovant provides such notice, then the Option will be deemed to be terminated with the effects set forth in Section 4.4.

(c)                                  Assignment of Development IP.  Contemporaneously with the assignment of the Arena Agreements described above, Roivant will assign to Axovant all Development IP specific to the Product and, with respect to Development IP that is not specific to the Product, grant to Axovant a perpetual, irrevocable, exclusive, fully paid-up, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers, under such Development IP to make, have made, use, sell, offer for sale, research, develop and otherwise exploit the Product for all purposes in the Field.

(d)                                 Reimbursable Costs.  If Axovant exercises the Option and accepts the assignment of the Arena Agreements, then it will reimburse Roivant for one hundred and ten percent (110%) of Roivant’s Reimbursable Costs, as follows:  Within thirty (30) days following Roivant’s receipt of the Exercise Notice, Roivant will provide to Axovant an invoice and accounting of its Reimbursable Costs through such date, together with any supporting documentation reasonably requested by Axovant, and Axovant will pay such invoices (if undisputed) within thirty (30) days of receipt.  Thereafter, Roivant will provide to Axovant an invoice and accounting of its Reimbursable Costs on a monthly basis, together with any supporting documentation reasonably requested by Axovant, and Axovant will pay such invoices (if undisputed) within thirty (30) days of receipt.  If Axovant disputes any invoice, the Parties will promptly confer and attempt to resolve such dispute in good faith.  Notwithstanding the foregoing, Axovant will have no obligation to reimburse any Reimbursable Costs that, prior to the calculation of the ten percent (10%) mark-up described above, are more than ten percent (10%) in excess of the amounts stated in the statement of Reimbursable Costs provided by Roivant pursuant to subsection (a) above.

(e)                                  Transition of Development Program and Development IP.  Concurrently with the assignment of the Arena Agreements, the Parties will cooperate to transfer to Axovant as expeditiously as practicable full responsibility for the Development Program, including all regulatory filings and correspondence (including, without limitation IND No. 73405 (serial number 0031)), contracts, documentation and databases relating to the Development Program or the Product.  Upon Axovant’s reasonable request, Roivant will provide reasonable assistance to enable Axovant to utilize the Development IP in the development and commercialization of the Product in the Field.

4.6                               Provision of Information.  Until the earlier of the expiration of the Option Exercise Period or Roivant’s receipt of the Exercise Notice, Roivant will provide Axovant with the following information:

(a)                                 Arena Agreement.  Roivant will provide Axovant with all material correspondence relating to the Arena Agreement and all material documentation produced pursuant to the Arena Agreement including, without limitation, meeting materials and minutes, on a monthly basis.

(b)                                 Development Program.  Roivant will provide Axovant with detailed reports regarding the plans and progress of the Development Program on a monthly basis, and will respond as promptly as practicable to Axovant’s requests for clarification or additional information.  Roivant will provide Axovant with copies of all filings and correspondence with any regulatory authority relating to the Product.

(c)                                  Reimbursable Costs.  Roivant will provide Axovant with a detailed statement of Reimbursable Costs incurred on a monthly basis together with a good faith forecast of Reimbursable Costs for the upcoming six (6) months.

4.7                               Access to Books and Records. Roivant will maintain books and records pertaining to the Development Program and will make them available for inspection and audit, at Axovant’s expense, by a mutually acceptable independent certified public accounting firm during normal business hours upon reasonable prior written notice to Roivant.  If Axovant exercises the Option and accepts assignment of the Arena Agreements, then Roivant’s obligations and Axovant’s rights under this Section will continue for three (3) years following the completion of the transfer of the Development Program to Axovant.

4.8                               Use of Information.  Unless and until Axovant provides the Exercise Notice to Roivant and accepts the assignment of the Arena Agreements, Axovant will use the information provided under Sections 4.6 and 4.8 solely to evaluate its interest in exercising the Option and accepting the assignment of the Arena Agreements.

4.9                               Services Agreement.  The Parties agree that the Services Agreement entered into between Roivant and Axovant as of October 31, 2014 and between Roivant, Axovant and Axovant Neurosciences, Inc. (formerly known as Roivant Neurosciences, Inc.) as of March 7, 2015 (the “Services Agreement”) will not apply with respect to any Reimbursable Costs; provided that following the assignment of the Arena Agreements to Axovant, the Parties may agree in writing that all Reimbursable Costs incurred by Roivant following the date of such assignment (“Post-Exercise Costs”) will be subject solely by the Services Agreement, in which event the Post-Exercise Costs will no longer be subject to this Agreement.

5.                                      CONFIDENTIALITY

5.1                               Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, and subject to the other applicable terms of this Article 5, the Parties agree that the receiving Party (the “Receiving Party”) will keep confidential and not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) pursuant to this Agreement, including all information concerning any Arena Agreements, the Product, the Product Opportunity or the Development Program, and any other technical or business information of whatever nature concerning the Disclosing Party or its technology or business (collectively, “Confidential Information”  of the Disclosing Party), except that the Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, subcontractors and consultants with a need to know such Confidential Information to assist the Receiving Party with the activities contemplated or required of it by this Agreement (and who will be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality and non-use obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (each, a “Recipient”).  For clarity, all information and materials provided by Arena to Roivant in connection with the Arena Agreements is deemed to be the Confidential Information of Roivant, subject to Section 5.6.  Notwithstanding the foregoing, the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of the Receiving Party or its Recipients, and as such each Party agrees that the Receiving Party will not be liable for the use by any of its Recipients of specific Confidential Information of the Disclosing Party that is retained in the unaided memory of such Recipient; provided, that (a) such Recipient is not aware that such Confidential Information is the confidential information of Disclosing Party at the time of such use; (b) the foregoing is not intended to grant, and will not be deemed to grant, the Receiving Party, its Affiliates, or its Recipients (i) a right to disclose the Disclosing Party’s Confidential Information or (ii) a license under any Patents or other intellectual property right of the Disclosing Party; and (c) such Recipient has not intentionally memorized such Confidential Information for use outside this Agreement. For the purpose of this Article 5, the term “Disclosing Party” will include each Party and its Affiliates and its and their respective officers, directors, employees, agents, subcontractors and consultants who are directed or authorized to disclose such Party’s and/or its Affiliates’ Confidential Information, and the term “Receiving Party” will include each Party and its Affiliates.

5.2                               Exceptions.  Notwithstanding Section 5.1, the obligations of Section 5.1 will not apply to any specific Confidential Information that the Receiving Party thereof can demonstrate, in each case by competent evidence:

(a)                                 was already known to the Receiving Party or any of its Recipients, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                 was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Recipients in breach of this Agreement;

(d)                                 was subsequently lawfully disclosed to the Receiving Party or any of its Recipients without any obligation of confidentiality or non-use by a Person other than the Disclosing Party, and who, to the knowledge of the Receiving Party or such Recipient, did not directly or indirectly receive such information from the Disclosing Party or any of its Affiliates under an obligation of confidence; or

(e)                                  was independently developed by the Receiving Party or any of its Recipients without use of or reference to any information or materials disclosed by the Disclosing Party.

Information specific to the use of certain compounds, methods, conditions or features will not be deemed to be within the foregoing exceptions merely because such information is embraced by general disclosures in the public domain or in the possession of the Receiving Party or its Recipients.  In addition, a combination of information will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosures hereunder.  Notwithstanding anything to the contrary herein, neither the act of using information in a clinical trial nor the filing of information with a governmental authority shall, for the purpose of this Article 5, in and of itself be deemed to place such information in the public domain.

5.3                               Permitted Disclosures.  Notwithstanding the provisions of Section 5.1 or Section 5.2, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary or useful in the following instances:

(a)                                 the performance by the Receiving Party of its obligations or exercise of its rights as contemplated by this Agreement; provided, that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information will be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 5;

(b)                                 prosecuting or defending litigation with respect to a Party or its Affiliates as permitted by this Agreement, provided, that a protective order or any similar measures are sought by such Party with respect to the information to be disclosed, to the extent reasonably possible;

(c)                                  complying with applicable laws; or

(d)                                 disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with an actual or potential marketing, distribution or supply agreement with, or license to, or collaboration with such Third Party or an actual or potential merger or acquisition or investment by such Third Party, or in connection with performance of any such license, collaboration or merger agreement, and disclosure to actual or potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 5, but of shorter duration if customary under the circumstances;

provided that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information will be subject to reasonable and customary obligations of confidentiality with respect to such Confidential Information.

5.4                               Notwithstanding the foregoing, in the event the Receiving Party or a Recipient is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 5.3(d) to comply with a subpoena or other legal order, it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and give the Disclosing Party a reasonable opportunity to quash such subpoena or order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such subpoena or order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which such subpoena or order was issued; and provided, further, that if such subpoena or order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such subpoena or order will be limited to the Disclosing Party’s Confidential Information that is legally required to be disclosed in response to such subpoena or order and will still be subject to the restrictions on use set forth in this Article 5.

5.5                               Confidentiality of this Agreement and its Terms.  Except as otherwise provided in this Article 5, each Party agrees not to disclose to any third party the existence of this

Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms and conditions of this Agreement that are not otherwise made public as contemplated by Section 5.5 as permitted under Section 5.3.

5.6                               Effect of Assignment of Arena Agreements.  If Axovant exercises the Option and accepts the assignment of the Arena Agreements, then all Confidential Information relating to the Arena Agreements, the Product, the Product Opportunity and the Development Program will thereafter be deemed to be Axovant’s Confidential Information, such that Axovant will be deemed to be the Disclosing Party with respect to such Confidential Information and Roivant will be deemed to be the Receiving Party with respect to such Confidential Information.

6.                                      INDEMNIFICATION

6.1                               Indemnification of Axovant.  Roivant will defend, indemnify and hold harmless each of Axovant, its Affiliates, and its and their respective directors, officers and employees (collectively, the “Axovant Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a third party, including investigation by a regulatory authority, (each, a “Third Party Claim”) against any Axovant Indemnitee to the extent arising from, based upon or occurring as a result of:  (a) the (i) negligence or willful misconduct of or (ii) violation of applicable laws or regulations by, in each case ((i) and (ii)), Roivant or any of its Affiliates or its or their respective subcontractors in conducting the Development Program or any activity relating to the Product; or (b) any breach or default by Roivant or its Affiliates or their respective employees, agents or contractors of any of the Arena Agreements or of the confidentiality provisions of this Agreement, except, in each case, that the foregoing indemnification obligations will not apply to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Axovant set forth in Section 6.2, as to which Third Party Claim each Party will indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim.

6.2                               Indemnification of Roivant.  Axovant will defend, indemnify and hold harmless each of Roivant, its Affiliates, and its and their respective directors, officers and employees (collectively, the “Roivant Indemnitees”) from and against any and all Losses from any Third Party Claims against any Roivant Indemnitee to the extent arising from, based on or occurring as a result of:  (a) if Axovant exercises the Option and accepts the assignment of the Arena Agreement, then the (i) negligence or willful misconduct of or (ii) violation of applicable laws or regulations by, in each case ((i) and (ii)), Axovant or any of its Affiliates or its or their respective subcontractors in conducting the Development Program or any activity relating to the Product; or (b) any breach or default by Axovant (or any of its Affiliates) of any of the Arena Agreements (but only if Axovant exercises the Option and accepts the assignment of the Arena Agreement) or of the confidentiality provisions of this Agreement; except, in each case, that the foregoing indemnification obligations will not apply to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Roivant set forth in Section 6.1, as to which Third Party Claim each Party will indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim.

6.3                               Procedure. A Party that intends to exercise its rights to defense, indemnity or hold harmless under this Article 6 (the “Indemnitee”) will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to exercise such rights.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim will only relieve the Indemnitor of its obligations under this Article 6 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee will provide the Indemnitor with reasonable assistance, at the Indemnitor’s expense, in connection with the defense of the Third Party Claim.  The Indemnitor will have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice.  The Indemnitee may participate in and monitor such defense with counsel of its choice, which will be at its own expense.  The Indemnitor will not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably conditioned, withheld or delayed, unless the settlement involves only the payment of money by the Indemnitor and does not involve any admission of liability or wrongdoing on the part of any Axovant Indemnitees or Roivant Indemnitees, as applicable.  So long as the Indemnitor is defending the Third Party Claim, the Indemnitee will not settle such Third Party Claim without the prior written consent of the Indemnitor, unless Indemnitee releases Indemnitor for all liability for such settlement.

7.                                      TERM AND TERMINATION

7.1                               Term.  This Agreement will commence upon the Effective Date and terminate (a) if Axovant does not provide Roivant with an Exercise Notice during the Option Exercise Period, then upon the expiration of the Option Exercise Period; (b) if Axovant provides Roivant with an Exercise Notice during the Option Exercise Period but provides written notice to Roivant that Axovant will not accept the assignment of the Arena Agreements as set forth in Section 4.5(b), then upon Roivant’s receipt of such notice; and (c) if Axovant provides Roivant with an Exercise Notice during the Option Exercise Period and accepts the assignment of the Arena Agreements, then one year following the completion of the transfer of the Development Program.

7.2                               Termination.

(a)                                 Axovant may terminate this Agreement for convenience upon thirty (30) days written notice at any time prior the expiration of the Option Exercise Period, provided that Axovant has not at such time provided Roivant with an Exercise Notice.

(b)                                 This Agreement may be terminated by a Party upon written notice by such Party to the other Party if the other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (or thirty (30) days with respect to any payment breach) after notice from the terminating Party detailing the specific material breach that is alleged.  Any such termination shall become effective at the end of such ninety (90)-day (or thirty (30)-day with respect to any payment breach) period unless the breaching Party has cured any such breach prior to the end of such period.

7.3                               Survival.  Articles 5, 6 and 8 will survive any termination of this Agreement.

8.                                      GENERAL TERMS

8.1                               Notices.  Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement will be in writing, signed by the Party giving such notice, election, offer, acceptance, or demand and will be delivered personally, by messenger, courier service, telecopy, first class mail or similar transmission, to the Party, at its address on file with the Party giving such notice, election, offer, acceptance or demand or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, will be the date of such notice, election, offer, acceptance, or demand.

8.2                               Force Majeure. If the performance of any part of this Agreement by a Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party will use its reasonable best efforts to avoid or remove such causes of nonperformance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

8.3                               Successors and Assigns. This Agreement may not be assigned or otherwise conveyed by any Party without the prior written consent of the other Parties; provided however that such prior written consent will not be required for an assignment to an Affiliate of a Party. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, successors in title and assigns to the extent that such assignment is permitted under this Section.

8.4                               Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, and communications between the Parties, whether oral or written, relating to the same subject matter. For clarity, the Cooperation Agreement will remain in full force and effect.  No change, modification, or amendment of this Agreement will be valid or binding on the Parties unless such change or modification will be in writing signed by the Party or Parties against whom the same is sought to be enforced.

8.5                               Remedies Cumulative. The remedies of the Parties under this Agreement are cumulative and will not exclude any other remedies to which the Party may be lawfully entitled.

8.6                               Not for the Benefit of Third Parties. This Agreement is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any third party.

8.7                               Further Assurances. Each Party hereby covenants and agrees that it will execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

8.8                               No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder will not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor will the same be construed as a novation of this Agreement.

8.9                               Integration. This Agreement constitutes the full and complete agreement of the Parties.

8.10                        Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

8.11                        Number and Gender. Whenever required by the context, the singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders.

8.12                        Counterparts. This Agreement may be executed in multiple copies, each one of which will be an original and all of which will constitute one and the same document, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

8.13                        Governing Law and Jurisdiction. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws rules. The courts located within the state of New York will have exclusive jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each Party waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

8.14                        Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder will fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the Party having such privilege or duty will have until 5:00 p.m. (EST or, if in effect in New York, EDT) on the next succeeding business day to exercise such privilege, or to discharge such duty.

8.15                        Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

8.16                        Costs and Expenses. Unless otherwise provided in this Agreement, each Party will bear all fees and expenses incurred in performing its obligations under this Agreement.

8.17                        Provisions of Law. A reference in this Agreement to a provision of law, regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory, or other authority or organization is a reference to that provision as amended or re-enacted currently or in the future.

8.18                        Meaning in Notices. Unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AXOVANT SCIENCES LTD.		ROIVANT SCIENCES LTD.

By:	/s/ Marianne L. Romeo	By:	/s/ Ilan Oren

Name:	Marianne L. Romeo	Name:	Ilan Oren

Title:	Head, Global Transactions	Title:	Director
and Risk Management

Exhibit A

Offer Notice

May 1, 2015

Axovant Sciences Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Attention: Corporate Secretary

Re:                             Offer Notice Pursuant to Information Sharing and Cooperation Agreement

This letter serves as an “Offer Notice” as defined in the Information Sharing and Cooperation Agreement between Roivant Sciences Ltd. (“Roivant”) and Axovant Sciences Ltd. (formerly known as Roivant Sciences Ltd.)(“Axovant”) dated as of March 18, 2015 (the “Agreement”).  Capitalized terms used herein and not otherwise defined will have the meaning ascribed in the Agreement.

Roivant has received from Arena Pharmaceuticals GmbH (“Arena”) the terms for a Dementia Opportunity as described in Appendix A.  Pursuant to Section 1.01 of the Agreement, please advise us as to whether Axovant wishes to pursue this Dementia Opportunity.

Sincerely,

/s/ Marianne L. Romeo

Marianne L. Romeo
Head, Global Transactions & Risk Management

cc                                    Alan S. Roemer, Axovant Sciences, Inc. (formerly Roivant Neurosciences, Inc.)

Appendix A

Summary of Proposed Terms
for Nelotanserin Development, Marketing and Supply Agreement

Products:  The “Initial Product” (containing up to 40 mg of nelotanserin) and any “Additional Products” (products containing nelotanserin (other than the Initial Product)) or Related Compounds that are added to the Agreement by Roivant’s approval of a development plan, which is subject to Arena’s reasonable consent with respect to its manufacturing and process development obligations).

•                  “Related Compounds” means a compound within the scope of certain specified patent claims; Roivant will lose rights to these compounds if it does not file an IND within 4 years on at least one of them

•                  “Compound” means nelotanserin and Related Compounds

Field:  The prevention or treatment of any disease, state or condition in humans.

Rights Granted; Exclusivity:

•                  Roivant to be appointed exclusive worldwide distributor of Products in the Field and to have exclusive worldwide commercialization rights for Products in the Field, with the right to appoint sub-distributors.

•                  Roivant to be granted a limited, non-exclusive license to develop the Products in accordance with “Development Plans” proposed by Roivant, which are subject to Arena’s reasonable consent with respect to its manufacturing and process development obligations under such plans.

•                  Roivant would not receive any commercial licenses from Arena.  It receives exclusivity through a negative covenant that prohibits Arena and its Affiliates from researching, developing, marketing, selling, distributing or commercializing any pharmaceutical product containing a Compound or from licensing or authorizing any Third Party to do the same.

•                  Both parties and their affiliates to be prohibited from developing and commercializing pharmaceutical products that contain a compound (other than any Compound or Reverted Compound) that acts primarily by being a centrally acting inverse agonist or antagonist of 5HT2A and 5HT2A is the target for which such compound has the highest potency and selectivity (“Competing Product”):

•                  For the first 5 years of the Agreement, Arena and its affiliates are prohibited from clinically developing, marketing, selling, distributing and commercializing any Competing Product (other than temanogrel) for the treatment of behavioral disturbances in patients with dementia, including but not limited to agitation and psychosis.

•                  For the Initial Term (defined below), Roivant and its affiliates are prohibited from clinically developing, marketing, selling, distributing and commercializing any Competing Product for the treatment of any neurodegenerative or neuropsychiatric disorder.

•                  If either Party is acquired by an entity with a Competing Product, then such entity may continue to develop and commercialize such Competing Product, however, such Competing Product will not be taken into account when determining whether such Party is meeting its obligations under the agreement to use commercially reasonable efforts.

Development:

•                  Roivant will develop Products in accordance with Development Plans and will use Commercially Reasonable Efforts to do so according to the timelines in Development Plans.  Without limiting the generality of the foregoing, Roivant or its Affiliate shall commence a Phase 2 Trial regarding the Initial Compound prior to January 1, 2017; provided, that such date shall automatically be extended to account for any delay in Arena’s provision of conforming Finished Product, transferring the IND for the Initial Product, or transferring various regulatory documents and clinical and preclinical data

•                  If Roivant fails to file an IND for at least one Related Compound prior to the 4th anniversary of the effective date of the agreement, then Roivant’s rights with respect to all Related Compounds (other than Related Compounds that are salts, hydrates or similar variants of nelotanserin) will terminate and such compounds will be deemed to be “Reverted Compounds”.

•                  Roivant will own all intellectual property (IP) arising from development of the Compounds and Products under the Development Plans, excluding generally applicable manufacturing IP created by or on behalf of Arena.

Commercialization: Roivant to use commercially reasonable effort to commercialize Products in each country in which it has received regulatory approval.  Roivant will to provide Commercialization Plans for each major market country to Arena and update regularly.

Arena Supply Obligations:

•                  General: Roivant to exclusively purchase Products from Arena.

•                  Clinical Supply (Finished Product):  Arena will supply initial order of finished Initial Product for Phase 2 clinical trial using currently existing inventory of jet-milled API; Roivant will reimburse Arena for its FTE and out-of-pocket costs.  Details of additional orders for Finished Products and placebo for use in clinical trials to be agreed by the Parties.

•                  API.  Arena will seek to enter into a supply agreement with a primary third party manufacturer to supply API.  Roivant must consent to selection of manufacturer.  Roivant to reimburse 137% of Arena’s FTE costs relating to diligence, engagement and qualification activities, plus out-of-pocket costs.  Following qualification of primary API manufacturer, at Roivant’s reasonable request, Arena will seek additional supply sources for API in same manner as set forth above, with Roivant reimbursing 137% of Arena’s FTE costs relating to diligence, engagement and qualification activities and supplier maintenance, plus out-of-pocket costs.

•                  Finished Product — Secondary Supplier.  At Roivant’s reasonable request following 1st regulatory approval for a Finished Product, Arena to seek a second source manufacturer for Finished Product in same manner as for secondary API suppliers, with equivalent reimbursement obligations by Roivant.

•                  Safety Stock.  At Roivant’s reasonable request after the primary third party manufacturer for API has been qualified, Arena shall establish and maintain in inventory at least such quantities of safety stock of such Compound as reasonably requested by Roivant and to which Arena does not reasonably object.  Roivant to pay 35% of Minimum Product Purchase Price for Compound safety stock, to credited against price of Finished Product at time of delivery.  Similar but later mechanism for Finished Product safety stock, with Roivant paying an additional 35% of Minimum Product Purchase Price for Finished Product safety stock, which is also creditable against the price of Finished Product at time of delivery

•                  Failure to Supply Finished Product.  The Parties shall meet as soon as practicable to discuss the situation and seek to find resolution, and in any event Arena shall continue to use good faith diligent efforts to deliver to Roivant back-ordered amounts of Finished Product as soon as possible.  Roivant will continue to order all its requirements for supply by Arena, in accordance with the supply commitments of the agreement.

Payments

•                  Upfront Payment.  US$4.0 million

•                  Milestone Payments.  Each milestone payment below payable only once; total amount not to exceed US$41.5 million

Milestone Event	Milestone Payment
(a) Initiation of dosing in the first Phase 3 trial involving a Product in a first Indication	US$	2,000,000
(b) Initiation of dosing in the first Phase 3 trial involving a Product in a second Indication	US$	2,000,000
(c) Upon the first submission of an NDA for a Product by the FDA	US$	5,000,000
(d) Upon the first submission of a Marketing Authorization Application (MAA) for a Product by the EMA	US$	2,500,000
(e) Upon the first NDA approval for a Product	US$	20,000,000
(f) Upon the first MAA approval for a Product	US$	10,000,000

•                  Product Purchase Price.  Equal to the greater of (i) the Minimum Product Purchase Price and (ii) (x) during the Initial Term (defined below) for such Product in such Product’s country of sale, 15% of the net sales of such Product and (y) during the Extended Term (defined below) for such Product in such Product’s country of sale, 10% of the net sales of such Product.

•                  “Minimum Product Purchase Price”

•                  Initial Product.  US$0.50 per tablet, subject to certain adjustments.

•                  Additional Products.  An amount per tablet to be agreed upon by the Parties.

•                  Product Purchase Price Adjustment Payments. The product purchase prices owed by Roivant for its purchase of Product from Arena for commercial sale in a particular commercial year are subject to adjustment by the payment by Roivant of one-time purchase price adjustment payments, as provided below for the first achievement of net sales in any Commercial Year above each threshold net sales amount set forth below:

Aggregate Products Net Sales for a Commercial Year	Product Purchase Price Adjustment Payment
(1) at least US$300,000,000	US$	10,000,000
(2) at least US$600,000,000	US$	20,000,000
(2) at least US$900,000,000	US$	30,000,000

Term:  The agreement will continue on a Product-by-Product and country-by-country basis until the later of (i) expiration of all issued patents covering such Product in such country and (ii) 12 years after the first commercial sale of such Product in such country (such period, the “Initial Term”).  Upon expiration of the Initial Term, the agreement shall continue in full force and effect on a Product-by-Product and country-by-country basis until the agreement is terminated by mutual agreement, by Roivant for convenience, for material breach, for bankruptcy, or for a patent challenge (such period, the “Extended Term”).